Exhibit 10.1

FORM OF FISCAL 2014 AWARD LETTER UNDER
FARMER BROS. CO. 2005 INCENTIVE COMPENSATION PLAN

Dear ______________:

The Compensation Committee (“Committee”) of Farmer Bros. Co. (the “Company”) chose you to be a participant in fiscal 2014 in the Farmer Bros. Co. 2005 Incentive Compensation Plan (the “Plan”). Your target award for fiscal 2014 was _____% of your [average monthly] base salary for fiscal 2014, which the Committee determined based on your expected total compensation, job responsibilities, expected job performance, and the terms of your employment agreement[, as amended].
In general, your bonus for fiscal 2014 was determined primarily by measuring the Company’s financial performance and your achievement of individual goals. In calculating your bonus under the Plan, Company financial performance was weighted at 90%, and individual performance was weighted at 10%.
The Company’s financial performance was gauged by the level of achievement of modified net income and modified operating cash flow, in each case as determined from the Company’s audited financial statements. “Modified net income” is defined as net income (GAAP) before taxes and excluding any gains or losses from sales of assets. “Modified operating cash flow” is defined as net income from operations (GAAP) after taking into account adjustments for the following items: (i) depreciation and amortization, (ii) provision for doubtful accounts, (iii) changes in: (a) accounts and notes receivable, (b) inventories, (c) income tax receivables, (d) prepaid expenses, (e) other assets, (f) accounts payable, and (g) accrued payroll, expenses and other current liabilities. Target performance for modified net income was $___ million, and target performance for modified operating cash flow was $____ million. Modified net income achievement was given 80% weight and modified operating cash flow was given 20% weight. Subject to the Committee’s discretion under the Plan, weighted threshold achievement of 90% with respect to modified net income was required to be achieved in fiscal 2014 to earn any bonus payout under the Plan. A percentage of achievement ranging from 90% to 200% was assigned for each of modified net income and modified operating cash flow, respectively, in proportion to the level of modified net income and modified operating cash flow, respectively, achieved relative to the target performance for such measures. Based on the foregoing, the Committee determined that the Company’s modified net income was approximately $___ million and modified operating cash flow was approximately $___ million, resulting in a “Company Overall Achievement Percentage” of achievement of ___%.
The Committee has determined your level of achievement of each of your assigned individual goals within a range of 0% to 200%, multiplied such percentage by the weight originally proposed for each such goal, added all individual goal achievement percentages together to get an overall achievement percentage for all individual goals. The Committee was entitled to take into account those goals as well as other factors and give each of them weight (or ignore them as factors) as it reasonably determined. Your individual goals for fiscal 2014, the weight given to each expressed as a percentage, and your level of achievement as determined by the Committee are as follows:

Goal	% Weight	Level of Achievement	Level of Achievement on Weighted Basis

-------------	-------------%		%
-------------	-------------%		%
TOTAL	100%	%	%
In the event that your overall achievement of individual goals exceeded 100%, the Committee limited any such amounts to 100%. The Committee evaluated the achievement of those listed goals as well as other reasonable factors it considered to be germane to your performance for the year and assigned a value of up to 10% with respect to your level of overall individual performance. The listed goals were not an exclusive list of goals and factors considered by the Committee in determining your level of individual achievement for fiscal 2014. Following that evaluation, your individual performance achievement was determined to be ___%, and this result was multiplied by the Company Overall Achievement Percentage, and the resulting figure, your “Individual Overall Achievement Percentage,” was ___%.
The Company Overall Achievement Percentage and your Individual Overall Achievement Percentage were then added together and multiplied by your Target Bonus Percentage. The product was then further multiplied by your fiscal 2014 [average monthly] base salary. Based on the foregoing, the Committee has determined your fiscal 2014 final bonus award is $_________ .
You are advised that the Committee may or may not choose to exercise its discretion with respect to awards in the future. Further, you are reminded to promptly contact the Committee in the event circumstances dictate re-examination of originally assigned goals by the Committee.
The Committee has determined that your bonus award will be paid on a current basis under the Plan. All awards are governed by the Plan provisions which control any inconsistency with this letter.
Please let me know if you have any questions.

Very truly yours,
Jeanne Farmer Grossman
Compensation Committee Chair